Exhibit 99.1

ITW Reports First Quarter 2026 Results

•Revenue of $4.02 billion, an increase of 5%
•Operating margin of 25.4%, an increase of 60 bps, as Enterprise Initiatives contributed 120 bps
•GAAP EPS of $2.66, an increase of 12%
•Full Year 2026 GAAP EPS guidance raised by $0.10 to a range of $11.10 to $11.50

GLENVIEW, IL., April 30, 2026 - Illinois Tool Works Inc. (NYSE: ITW) today reported its first quarter 2026 results and raised full year 2026 GAAP EPS guidance.

“ITW delivered a solid start to the year, marked by five percent revenue growth, margin expansion of 60 basis points to 25.4 percent, and a 12 percent increase in GAAP earnings per share to $2.66. Positive demand trends continued in our capex-related segments, led by Welding and Test & Measurement and Electronics, which delivered organic growth of six percent and five percent, respectively, this quarter,” said Christopher A. O’Herlihy, President and Chief Executive Officer.

“As we move forward, ITW’s unique and resilient business model and ‘Do What We Say’ execution ensure that we are primed to deliver robust financial performance in any environment. With a disciplined focus on our organic growth and enterprise initiatives, we expect to continue to outperform our end markets in 2026, while further increasing profitability and margins,” O’Herlihy concluded.

First Quarter 2026 Results

First quarter revenue of $4.02 billion increased by 4.6 percent. Organic revenue growth was 0.4 percent. Foreign currency translation increased revenue by 3.9 percent and an acquisition added 0.3 percent.

GAAP EPS grew 12 percent to $2.66, while operating income increased seven percent to $1.02 billion. Operating margin expanded by 60 basis points to 25.4 percent, driven by a 120-basis point contribution from enterprise initiatives. Operating cash flow was $623 million, and free cash flow was $528 million, a six percent increase representing a 69 percent conversion of net income, in line with seasonal expectations. During the quarter, the company returned capital to shareholders through the repurchase of $375 million of its own shares. The effective tax rate for the quarter was 20.6 percent.

2026 Guidance

ITW is raising its full year 2026 GAAP EPS guidance by $0.10 to a range of $11.10 to $11.50 per share, representing eight percent growth at the mid-point. Based on current demand levels and prevailing foreign exchange rates, the company continues to project revenue growth of two to four percent and organic growth of one to three percent.

For the full year, all seven segments are expected to deliver both positive organic growth and operating margin expansion. Operating margin is projected to reach a range of 26.5 to 27.5 percent, a year-over-year improvement of approximately 100 basis points, driven by an approximate 100-basis point contribution from enterprise initiatives.

Free cash flow is projected to exceed 100 percent of net income, and the company expects to repurchase approximately $1.5 billion of its own shares. The projected effective tax rate is in the range of 23 to 24 percent.

Non-GAAP Measures

This earnings release contains certain non-GAAP financial measures. A reconciliation of these measures to the most directly comparable GAAP measures is included in the attached supplemental reconciliation schedule. The estimated guidance of free cash flow to net income conversion rate is based on assumptions that are difficult to predict, and estimated guidance for the most directly comparable GAAP measure and a reconciliation of this forward-looking estimate to its most directly comparable GAAP estimate have been omitted due to the unreasonable efforts required in connection with such a reconciliation and the lack of reliable forward-looking cash flow information. For the same reasons, the company is unable to address the potential significance of the unavailable information, which could be material to future results.

Forward-looking Statements

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include, without limitation, statements regarding global supply chain challenges, expected impact of inflation including raw material inflation and rising interest rates, the potential impact of tariffs, the company’s projected pricing actions, the impact of enterprise initiatives, future financial and operating performance, free cash flow and free cash flow to net income conversion rate, organic and total revenue, operating and incremental margin, price/cost impact, statements regarding diluted income per share, expected dividend payments, after-tax return on invested capital, effective tax rates, exchange rates, expected timing and amount of share repurchases, end market economic and regulatory conditions, the impact of recent or potential acquisitions and/or divestitures, and the company’s 2026 guidance. These statements are subject to certain risks, uncertainties, assumptions, and other factors, which could cause actual results to differ materially from those anticipated. Important risks that could cause actual results to differ materially from the company’s expectations include those that are detailed in ITW’s Form 10-K for 2025 and subsequent reports filed with the SEC.

About Illinois Tool Works

ITW (NYSE: ITW) is a Fortune 300 global multi-industrial manufacturing leader with revenue of $16 billion in 2025. The company’s seven industry-leading segments leverage the unique ITW Business Model to drive solid growth with best-in-class margins and returns in markets where highly innovative, customer-focused solutions are required. ITW’s approximately 43,000 dedicated colleagues around the world thrive in the company’s decentralized and entrepreneurial culture. www.itw.com.

ILLINOIS TOOL WORKS INC. and SUBSIDIARIES
STATEMENT OF INCOME (UNAUDITED)

	Three Months Ended
	March 31,
In millions except per share amounts	2026	2025
Operating Revenue	$4,016	$3,839
Cost of revenue	2,256	2,161
Selling, administrative, and research and development expenses	722	706
Amortization and impairment of intangible assets	18	21
Operating Income	1,020	951
Interest expense	(73)	(68)
Other income (expense)	20	12
Income Before Taxes	967	895
Income Taxes	199	195
Net Income	$768	$700

Net Income Per Share:
Basic	$2.66	$2.39
Diluted	$2.66	$2.38

Cash Dividends Per Share:
Paid	$1.61	$1.50
Declared	$1.61	$1.50

Shares of Common Stock Outstanding During the Period:
Average	288.3	293.6
Average assuming dilution	289.1	294.5

ILLINOIS TOOL WORKS INC. and SUBSIDIARIES
STATEMENT OF FINANCIAL POSITION (UNAUDITED)

In millions	March 31, 2026	December 31, 2025
Assets
Current Assets:
Cash and equivalents	$827	$851
Trade receivables	3,380	3,227
Inventories	1,726	1,659
Prepaid expenses and other current assets	402	463
Total current assets	6,335	6,200

Net plant and equipment	2,230	2,230
Goodwill	5,083	5,098
Intangible assets	574	591
Deferred income taxes	505	519
Other assets	1,537	1,510
	$16,264	$16,148

Liabilities and Stockholders' Equity
Current Liabilities:
Short-term debt	$2,545	$2,286
Accounts payable	609	522
Accrued expenses	1,534	1,636
Cash dividends payable	463	465
Income taxes payable	180	217
Total current liabilities	5,331	5,126

Noncurrent Liabilities:
Long-term debt	6,603	6,683
Deferred income taxes	158	154
Other liabilities	942	959
Total noncurrent liabilities	7,703	7,796

Stockholders' Equity:
Common stock	6	6
Additional paid-in-capital	1,817	1,771
Retained earnings	30,454	30,150
Common stock held in treasury	(27,246)	(26,875)
Accumulated other comprehensive income (loss)	(1,802)	(1,827)
Noncontrolling interest	1	1
Total stockholders' equity	3,230	3,226
	$16,264	$16,148

ILLINOIS TOOL WORKS INC. and SUBSIDIARIES
SEGMENT DATA (UNAUDITED)

Three Months Ended March 31, 2026
Dollars in millions	Total Revenue	Operating Income	Operating Margin
Automotive OEM	$820	$173	21.0%
Food Equipment	637	157	24.7%
Test & Measurement and Electronics	715	164	22.9%
Welding	507	163	32.1%
Polymers & Fluids	452	126	28.0%
Construction Products	458	135	29.4%
Specialty Products	431	135	31.3%
Intersegment	(4)	—	—%
Total Segments	4,016	1,053	26.2%
Unallocated	—	(33)	—%
Total Company	$4,016	$1,020	25.4%

ILLINOIS TOOL WORKS INC. and SUBSIDIARIES
SEGMENT DATA (UNAUDITED)

Q1 2026 vs. Q1 2025 Favorable/(Unfavorable)
Operating Revenue	Automotive OEM	Food Equipment	Test & Measurement and Electronics	Welding	Polymers & Fluids	Construction Products	Specialty Products	Total ITW
Organic	(0.9)%	(2.8)%	4.6%	6.0%	1.7%	(1.3)%	(4.7)%	0.4%
Acquisitions/ Divestitures	—%	—%	1.8%	—%	—%	—%	—%	0.3%
Translation	5.3%	4.5%	3.2%	1.3%	3.7%	4.7%	3.7%	3.9%
Operating Revenue	4.4%	1.7%	9.6%	7.3%	5.4%	3.4%	(1.0)%	4.6%

Q1 2026 vs. Q1 2025 Favorable/(Unfavorable)
Change in Operating Margin	Automotive OEM	Food Equipment	Test & Measurement and Electronics	Welding	Polymers & Fluids	Construction Products	Specialty Products	Total ITW
Operating Leverage	(20) bps	(60) bps	130 bps	100 bps	40 bps	(20) bps	(80) bps	—
Changes in Variable Margin & OH Costs	110 bps	(130) bps	50 bps	(110) bps	110 bps	30 bps	70 bps	40 bps
Total Organic	90 bps	(190) bps	180 bps	(10) bps	150 bps	10 bps	(10) bps	40 bps
Acquisitions/ Divestitures	—	—	(60) bps	—	—	—	—	(10) bps
Restructuring/Other	80 bps	10 bps	30 bps	(30) bps	—	10 bps	50 bps	30 bps
Total Operating Margin Change	170 bps	(180) bps	150 bps	(40) bps	150 bps	20 bps	40 bps	60 bps

Total Operating Margin % *	21.0%	24.7%	22.9%	32.1%	28.0%	29.4%	31.3%	25.4%

* Includes unfavorable operating margin impact of amortization expense from acquisition-related intangible assets	30 bps	10 bps	140 bps	10 bps	100 bps	10 bps	20 bps	50 bps **
** Amortization expense from acquisition-related intangible assets had an unfavorable impact of ($0.05) on GAAP earnings per share for the first quarter of 2026.

ILLINOIS TOOL WORKS INC. and SUBSIDIARIES
GAAP to NON-GAAP RECONCILIATIONS (UNAUDITED)

AFTER-TAX RETURN ON AVERAGE INVESTED CAPITAL (UNAUDITED)

	Three Months Ended
	March 31,
Dollars in millions	2026	2025
Numerator:
Net Income	$768	$700
Discrete tax benefit related to the first quarter 2026	(34)	—
Discrete tax benefit related to the first quarter 2025	—	(21)
Interest expense, net of tax (1)	56	52
Other (income) expense, net of tax (1)	(15)	(9)
Operating income after taxes	$775	$722

Denominator:
Invested capital:
Cash and equivalents	$827	$873
Trade receivables	3,380	3,153
Inventories	1,726	1,663
Net plant and equipment	2,230	2,085
Goodwill and intangible assets	5,657	5,475
Accounts payable and accrued expenses	(2,143)	(2,071)
Debt	(9,148)	(8,263)
Other, net	701	327
Total net assets (stockholders' equity)	3,230	3,242
Cash and equivalents	(827)	(873)
Debt	9,148	8,263
Total invested capital	$11,551	$10,632

Average invested capital (2)	$11,447	$10,432

Net income to average invested capital (3)	26.8%	26.9%
After-tax return on average invested capital (3)	27.1%	27.7%

(1)    Effective tax rate used for interest expense and other (income) expense for the three months ended March 31, 2026 and 2025 was 24.1% and 24.0%, respectively.

(2)    Average invested capital is calculated using the total invested capital balances at the start of the period and at the end of the periods presented.

(3)    Returns for the three months ended March 31, 2026 and 2025 were converted to an annual rate by multiplying the calculated return by 4.

A reconciliation of the tax rate for the three month period ended March 31, 2026, excluding the first quarter 2026 discrete tax benefit of $34 million primarily related to the resolution of a U.S. tax audit, is as follows:

	Three Months Ended
	March 31, 2026
Dollars in millions	Income Taxes	Tax Rate
As reported	$199	20.6%
Discrete tax benefit related to the first quarter 2026	34	3.5%
As adjusted	$233	24.1%

A reconciliation of the tax rate for the three month period ended March 31, 2025, excluding the first quarter 2025 discrete tax benefit of $21 million related to the reversal of a valuation allowance on net operating loss carryforwards, is as follows:

	Three Months Ended
	March 31, 2025
Dollars in millions	Income Taxes	Tax Rate
As reported	$195	21.7%
Discrete tax benefit related to the first quarter 2025	21	2.3%
As adjusted	$216	24.0%

AFTER-TAX RETURN ON AVERAGE INVESTED CAPITAL (UNAUDITED)

Twelve Months Ended
Dollars in millions	December 31, 2025
Numerator:
Net income	$3,066
Net discrete tax benefit related to the third quarter 2025	(27)
Discrete tax benefit related to the first quarter 2025	(21)
Interest expense, net of tax (1)	222
Other (income) expense, net of tax (1)	(32)
Operating income after taxes	$3,208

Denominator:
Invested capital:
Cash and equivalents	$851
Trade receivables	3,227
Inventories	1,659
Net plant and equipment	2,230
Goodwill and intangible assets	5,689
Accounts payable and accrued expenses	(2,158)
Debt	(8,969)
Other, net	697
Total net assets (stockholders' equity)	3,226
Cash and equivalents	(851)
Debt	8,969
Total invested capital	$11,344

Average invested capital (2)	$10,959

Net income to average invested capital	28.0%
After-tax return on average invested capital	29.3%

(1)    Effective tax rate used for interest expense and other (income) expense for the year ended December 31, 2025 was 23.9%.

(2)    Average invested capital is calculated using the total invested capital balances at the start of the period and at the end of each quarter within the period presented.

A reconciliation of the 2025 effective tax rate, excluding the third quarter 2025 net discrete tax benefit of $27 million, which included a favorable discrete tax benefit of $43 million related to the estimated U.S. federal tax liability for 2024, partially offset by a $16 million discrete tax expense related primarily to the resolution of a foreign tax audit, and excluding the first quarter 2025 discrete tax benefit of $21 million related to the reversal of a valuation allowance on net operating loss carryforwards, is as follows:

	Twelve Months Ended
	December 31, 2025
Dollars in millions	Income Taxes	Tax Rate
As reported	$900	22.7%
Net discrete tax benefit related to the third quarter 2025	27	0.7%
Discrete tax benefit related to the first quarter 2025	21	0.5%
As adjusted	$948	23.9%

FREE CASH FLOW (UNAUDITED)

	Three Months Ended
	March 31,
Dollars in millions	2026	2025
Net cash provided by operating activities	$623	$592
Less: Additions to plant and equipment	(95)	(96)
Free cash flow	$528	$496

Net income	$768	$700

Net cash provided by operating activities to net income conversion rate	81%	85%
Free cash flow to net income conversion rate	69%	71%